                                                                   Exhibit 10.13





                                 August 3, 1998



Mr. Richard Jahnke
25 Neptune Street
Mahtomedi, MN 55115

Dear Mr. Jahnke

We write to set forth our agreement with respect to your employment as the President and Chief Executive Officer of Medical Graphics, Inc. (the "Company"), commencing August 3, 1998 (the "Employment Date"). This agreement is intended to be effective as of August 3, 1998, except for the Company's agreement in Section 3, which is effective as of December 16, 1998.

1. EMPLOYMENT. The Company hereby agrees to employ you, and you agree to be employed by the Company, during the term stated in Section 6, and on the terms and conditions hereinafter set forth. You will serve as the President and Chief Executive Officer of the Company and, at no additional compensation, be elected as a member of the Board of Directors, and in such other directorships, Board committee memberships and offices of the Company and its subsidiaries to which you may from time to time be elected or appointed by the Chairman of the Board. You agree to serve the Company faithfully and, to the best of your ability, to promote the Company's interest, and to devote your full working time, energy and skill to the Company's business. You may attend to personal business and investments, engage in charitable activities and community affairs, and serve on a reasonable number of corporate, educational and civic boards, so long as those activities do not interfere with your duties under this Agreement and provided that service on any corporate boards on which you did not serve as of the date hereof shall be subject to prior approval by the Board of Directors.

         You will have such authority, powers, functions, duties, and responsibilities as are normally accorded chief executive officers. You will discharge your duties at all times in accordance with any and all policies established by the Board of Directors and will report to, and be subject to the direction of, the Board of Directors.

2.       BASE SALARY.

         As partial compensation for all of your services (including services as director, Board committee member or officer of the Company and its subsidiaries) during your term of employment hereunder, you will receive a base salary at an annual rate of Two Hundred Forty Thousand Dollars ($240,000), payable in biweekly installments. Such base salary shall be reviewed annually at the discretion of the Board.

3.       BONUS; STOCK OPTIONS.

         (a) As additional compensation for your services, you shall be eligible to earn bonus compensation for each fiscal year of the Company, commencing with the fiscal year ending December 31, 1999, during your term of employment hereunder in accordance with an incentive compensation plan


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Mr.Richard Jahnke
August 3, 1998
Page 2


to be mutually agreed to in advance of each such fiscal year by you and the Company's Board of Directors.

         (b) You shall receive, subject to shareholder approval as necessary, options to purchase 400,000 shares of the Company's Common Stock at an exercise price per share as listed below under the terms and conditions of the Company's 1987 Stock Option Plan. The option agreements shall be substantially in the form of Exhibit A and Exhibit B attached hereto and shall have the following terms:

                  (i) A ten-year option to purchase 200,000 shares at a price of $1.25 per share, which shall vest 25% on the date of grant which shall be December 16, 1998, and an additional 25% per year on August 3, 1999, 2000, and 2001, subject to earlier vesting upon a Change in Control as defined below.
         This option will be an incentive stock option to the extent possible.

                  (ii) A ten-year option to purchase 200,000 shares at a price of $2.25 per share, which shall vest on the date that is nine years and eleven months from August 3, 1998, subject to earlier vesting upon the achievement of reasonable performance goals as set forth on the exhibit attached to the option or upon a Change in Control as defined below.

         (c) You shall be eligible to receive additional stock options annually, at the discretion of the Board.

4.       FRINGE BENEFITS.

         (a) You will be eligible to participate in any and all Company sponsored insurance (including medical, dental, life and disability insurance), retirement, and other fringe benefit programs that it maintains for its executive officers, subject to and on a basis consistent with the terms of each such plan or program.

         (b) You will be entitled to four weeks of paid vacation annually.

         (c) The Company will pay or reimburse you $600 per month for all costs associated with a private automobile selected by you, including, but not limited to, lease costs, gas, repairs, general maintenance and insurance.

5. EXPENSES. During the term of your employment, the Company will reimburse you for your reasonable travel and other expenses incident to your rendering of services in conformity with its regular policies regarding reimbursement of expenses as in effect from time to time. Payments to you under this paragraph will be made upon presentation of expense vouchers in such detail as the Company may from time to time reasonably require.

6.       TERM AND TERMINATION.

         (a) TERM. The term of this Agreement will begin on August 3, 1998 and will continue for a period of two (2) years thereafter, unless and until terminated in accordance with the terms of this Agreement (the "Original Term"). Upon the expiration of the Original Term of this Agreement, and on each successive anniversary thereafter, the term of your employment under this Agreement will be automatically extended for one (1) additional year, unless at least 120 days prior to any such anniversary, either you or the Company delivers to the other written notice of the notifying party's desire not to


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Mr.Richard Jahnke
August 3, 1998
Page 3


extend the term of your employment. Notice by the Company to not extend the term of this Agreement shall not constitute termination without Cause under this Agreement.

         (b) TERMINATION. This Agreement and your employment may be terminated prior to the end of the Term provided in Section 6(a):

                  (i) By your resignation upon 30 days prior written notice to the Company;

                  (ii) By the Company for Cause (as defined in this Agreement) immediately upon written notice to you.

                  (iii) By the Company for any reason and at any time upon 30 days prior written notice to you.

                  (iv) By the Company at any time in the event of your Disability (as defined in this Agreement.)

                  (v) After a Change in Control, by you for Good Reason (as defined in this Agreement) upon 30 days prior written notice to the Company.

In the event of your termination of employment for any of the foregoing reasons, you shall immediately resign as a director of the Company and any of its subsidiaries.

         (c) DEATH. This Agreement will automatically terminate upon your death.

7.       CONSEQUENCES OF TERMINATION.

         (a) TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. If your employment is terminated by the Company for Cause or by you without Good Reason, then you will be paid your base salary to the date of termination and the unpaid portion of any bonus or incentive amount earned by you for the fiscal year ending prior to the termination of your employment which you are entitled to receive under the terms of the annual incentive plan. You will not be entitled to receive any base salary or fringe benefits for any period after the date of termination, except for the right to receive benefits which have become vested under any benefit plan or to which you are entitled as a matter of law.

         (b) TERMINATION WITHOUT CAUSE PRIOR TO A CHANGE IN CONTROL. If the Company terminates your employment without Cause prior to a Change in Control, then for a period of 12 months after the effective date of the termination of your employment :

                  (i) The Company will continue to pay your then current base salary in accordance with the Company's normal payroll practice; and

                  (ii) The Company will pay the unpaid portion of any bonus or incentive amount earned by you for the fiscal year ending prior to the termination of your employment which you are entitled to receive under the terms of the applicable incentive plan; and


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Mr.Richard Jahnke
August 3, 1998
Page 4


                  (iii) You will be entitled to continued participation in the health care coverage, and life insurance benefit plans of the Company, as in effect on the date of your termination as permitted by law. The Company will continue to pay its share of the health care and life insurance premiums for this coverage for a period of up to 12 months, and you shall pay your share of the cost associated with that coverage as if you were still actively employed by the Company. If you cannot be covered under any of the Company's group plans or policies, the Company will reimburse you for your full cost of obtaining comparable alternative or individual coverage elsewhere, less any contribution that you would have been required to make under the Company's group plans or policies. If, during the aforesaid 12-month period, you are employed by a third party and become eligible for any health care and/or life insurance coverage provided by that third party, the Company will not, thereafter, be obligated to provide you with the insurance benefits described in this paragraph
                           (b)(iii). This 12-month coverage shall run concurrently with COBRA and thereafter you shall be responsible for the full cost of any such coverage for which you may be entitled by law for the remainder of the COBRA continuation period.

         (c) TERMINATION IN THE EVENT OF DEATH OR DISABILITY. If your employment terminates due to your death or if the Company terminates your employment due to a Disability, then

                  (i) The Company will continue to pay your base salary to your estate or to you for the remainder of the month in which your death occurs or in which your employment is terminated due to Disability, together with the unpaid portion of any bonus or incentive amount earned by you for the fiscal year ending prior to the termination of your employment which you are entitled to receive under the terms of the applicable incentive plan; and in the event of termination due to Disability, you will continue to receive, during that month, all of the fringe benefits then being paid or provided to you;

                  (ii) You will be entitled to receive all Disability and other benefits, such as continued health coverage or life insurance proceeds, provided in accordance with the terms and condition of the health care coverage, life insurance, disability, or other employee benefit plans of the Company and applicable law; and .


         (d) CHANGE IN CONTROL; TERMINATION WITHOUT CAUSE; RESIGNATION FOR GOOD REASON. If, after a Change in Control, the Company terminates your employment without Cause or you resign your employment for Good Reason, then:

                  (i) For a period of 24 months after the effective date of the termination of your employment:

                           (A) The Company will continue to pay your then current base salary in accordance with the Company's normal payroll practice; and


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Mr.Richard Jahnke
August 3, 1998
Page 5


                           (B) The Company will pay the unpaid portion of any bonus or incentive amount earned by you for the fiscal year ending prior to the termination of your employment which you are entitled to receive under the terms of the applicable incentive plan; and

                           (C)      You will be entitled to continued
                                    participation in the health care coverage, and life insurance benefit plans of the Company, as in effect on the date of your termination, for a period of up to 24 months. The Company will continue to pay its share of the health care and life insurance premiums for this coverage, and you shall pay your share of the cost associated with that coverage as if you were still actively employed by the Company. If you cannot be covered under any of the Company's group plans or policies, the Company will reimburse you for your full cost of obtaining comparable alternative or individual coverage elsewhere, less any contribution that you would have been required to make under the Company's group plans or policies. If, during the aforesaid 24-month period, you are employed by a third party and become eligible for any health care coverage provided by that third party, the Company will not, thereafter, be obligated to provide you with the insurance benefits described in this clause (C). This 24-month coverage shall run concurrently with COBRA.

                  (ii) The Company will pay a reasonable amount for out-placement and job search services for you by a nationally recognized out-placement firm selected by you and reasonably acceptable to the Company.

         (d) The benefits provided you under this Section 7 are in lieu of any benefits that would otherwise be provided to you under any severance pay or other policies of the Company.

8.       EFFECT OF TERMINATION ON STOCK OPTIONS.

(a) In the event of (i) the termination of your employment by the Company other than for Cause, or (ii) your termination of your employment prior to a Change in Control and other than by reason of death or Disability, any vested stock options granted to you under Section 3, to the extent unexercised, shall terminate ninety (90) days after termination and be without further force or effect.

(b) In the event you are terminated for Cause as defined herein or you violate any of your obligations under Section 10 following termination of your employment and during such period as such provisions remain in effect any vested stock options granted to you under Section 3, to the extent unexercised, shall terminate 30 days after termination of employment at which time the options shall be without further force or effect.

         (3) In the event of the termination of your employment by reason of death or Disability, all options shall vest immediately and shall remain exercisable for a period of one year (or such earlier time as the option by their terms otherwise expire) at which time the options shall be without further force or effect.


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Mr.Richard Jahnke
August 3, 1998
Page 6


9. NO MITIGATION. Following termination of your employment for any reason, you will be under no obligation to mitigate your damages by seeking other employment, and there will be no offset against the amounts due you under
Section 7, except as specifically provided in Section 7(b)(iii) or for any claims which the Company may have against you.

10.      PROPERTY RIGHTS, CONFIDENTIALITY, NON-SOLICIT AND NON-COMPETE
         PROVISIONS

         (a)      COMPANY'S PROPERTY.

                  (i) You shall promptly disclose to the Company in writing all inventions, discoveries, and works of authorship, whether or not patentable or copyrightable, which are conceived, made, discovered, written, or created by you alone or jointly with another person, group, or entity, whether during the normal hours of employment at the Company or on your own time, during the term of this Agreement. You agree to assign all rights to all such inventions and works of authorship to the Company. You further agree to give the Company any of the assistance it reasonably requires in order for the Company to perfect, protect and use its rights to inventions and works of authorship.

         This provision shall not apply to an invention, discovery, or work of authorship for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on your own time and which does not relate to the business of the Company, to the Company's anticipated research or development, or does not result from any work performed by you for the Company.

                  (ii) You shall not remove any records, documents, or any other tangible items (excluding your personal property) from the premises of the Company in either original or duplicate form, except as is needed in the ordinary course of conducting business for the Company.

                  (iii) You shall immediately deliver to the Company, upon termination of employment with the Company, or at any other time upon the Company's request, any property, records, documents, and other tangible items (excluding your personal property) in your possession or control, including data incorporated in word processing, computer, and other data storage media, and all copies of such records, documents, and information, including all Confidential Information, as defined below.

         (b) CONFIDENTIAL INFORMATION. During the course of your employment you will develop, become aware of, and accumulate expertise, knowledge, and information regarding the Company's organization strategies, business, and operations and the Company's past, current, or potential customers, and suppliers. Company considers such expertise, knowledge, and information to be valuable, confidential, and proprietary, and it shall be considered Confidential Information for purposes of this Agreement. During this Agreement and at all times thereafter you agree not to use such Confidential Information or disclose it to other persons or entities except as is necessary for the performance of your duties for the Company or as has been expressly permitted in writing by the Company. Provided, however, that the foregoing covenant shall not apply to any information possessed by you prior to your employment by the Company, or to any information which is in or has entered the public domain or has


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Mr.Richard Jahnke
August 3, 1998
Page 7


been disclosed with any industry segment in which the Company or any subsidiary or affiliated company of the Company operates by or pursuant to the authority of the Company or any subsidiary or affiliated company of the Company.

         (c) NON-SOLICITATION. During (i) the term of this Agreement, and (ii) the greater of (A) any period for which you are receiving payments under Section 7 of this Agreement, or (B) one year after the termination of this Agreement or the date on which you are no longer employed by the Company in any capacity, whichever shall last occur, you shall not directly or indirectly attempt to hire away any then-current employee of the Company or a subsidiary of the Company or to persuade any such employee to leave employment with the Company.

         (d) NON-COMPETITION. During (i) the term of this Agreement and (ii) the greater of (A) any period for which you are receiving payments under Section 7 of this Agreement, or (B) one year after termination of this Agreement or the date on which you are no longer employed by the Company in any capacity, whichever shall last occur, you shall not engage or participate, either individually or as an employee, consultant, or principal, partner, agent, trustee, officer, or director of a corporation, partnership, or other business entity, in any business in which the Company, including any subsidiary or affiliated company in which the Company has a more than 20 percent equity interest, was engaged prior to the termination of this Agreement. Provided, however, that mere ownership of not more than 5% of the outstanding common stock of a company the securities however, which are publicly traded shall not constitute competition for purposes of this Section 10(d).

The provisions of this Section 10 shall survive the termination of this Agreement.

11. ARBITRATION. Any disputes arising under or in connection with this Agreement (including without limitation the making of this Agreement) shall be resolved by final and binding arbitration to be held in Minneapolis, Minnesota in accordance with the rules and procedures of the American Arbitration Association. The parties shall select a mutually acceptable single arbitrator to resolve the dispute or if they fail or are unable to do so, each side shall within the following ten (10) business days select a single arbitrator and the two so selected shall select a third arbitrator within the following ten (10) business days. The arbitration award or other resolution may be entered as a judgment at the request of the prevailing party by any court of competent jurisdiction in Minnesota or elsewhere. The arbitrator shall have no power to award any punitive or exemplary damages. The arbitrator may construe or interpret, but shall not ignore or vary the terms of this Agreement, and shall be bound by controlling law. You acknowledge that your failure to comply with the terms of the Agreement regarding Confidential Information, Inventions, and Non-Competition could cause immediate and irreparable injury to the Company and that therefore, the arbitrators, or a court of competent jurisdiction, if an arbitration panel cannot immediately be convened, will be empowered to provide injunctive relief, including temporary or preliminary relief, to restrain any such failure to comply. Each party shall bear its own costs and attorneys' fees in connection with the arbitration.


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Mr.Richard Jahnke
August 3, 1998
Page 8


         12. DEFINITIONS. For purposes of this Agreement, the following terms will have meanings set forth below:

         (a) CAUSE. "Cause" means that you have (A) committed an act of dishonesty or fraud or involving a breach of trust; (B) committed any act or omission that is a substantial cause for a regulatory body with jurisdiction over the Company or any of its affiliates to request or recommend adverse action against you, the Company, or any of its affiliates; (C) been indicted for or convicted of any felony including moral turpitude; (D) failed to follow any reasonable and material policy of the Company or reasonable and material instructions of the Company's Board of Directors; (E) engaged in any gross misconduct or gross negligence in the performance of your duties; (F) failed to make substantial progress toward one or more of the performance goals established between you and the Company's Board of Directors as established in the budget approved by the Board of Directors; or (G) have otherwise materially breached this Agreement. In the case of conduct described in clauses (D), (E),
(F) and (G), the Company must give you written notice of that failure or breach and you will have 30 days to correct the same. You will be entitled to a hearing before the Board of Directors of the Company before any termination for Cause described in clauses (D), (E) and (F) becomes effective.

         (b) CHANGE IN CONTROL. A "Change in Control" means a change in control of the Company of a nature that would be required to be reported (assuming such event has not been previously reported) in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); provided, that, without limiting the foregoing, a "Change in Control" shall be deemed to have occurred at such time as (i) any person (that is not currently a 35% beneficial owner) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35 percent or more of the combined voting power of the Company's outstanding securities ordinarily possessing the right to vote for the election of directors; (ii) there ceases to be a majority of the Board of Directors comprised of the individuals described in the next sentence, or (iii) the Company disposes of all or substantially all of its assets. For purposes of this paragraph, "Board of Directors" shall mean: individuals who on the date hereof constituted the Board of Directors and any new director who subsequently was elected or nominated for election by a majority of the directors who held such office immediately prior to the Change in Control.

         (c) DISABILITY. "Disability" means that you are deemed to be disabled under the terms of the Company's long term disability plan and have satisfied the qualifying period for entitlement to benefits under such plan.

         (d) GOOD REASON. "Good Reason" means, after a Change in Control, the Company, without your express written consent, (A) materially reduces your principal duties, responsibilities, or authority as President and Chief Executive Officer; (B) reduces your annual base compensation as described in
Section 2 (including any increases given under Section 2(b)) or your target bonus as described in Section 3, or reduces the benefits provided you under any fringe benefit plan; provided, however, that the Company may alter, amend or terminate any benefit plan so long as any such change applies to executive officers generally; (C) relocates the Company's corporate headquarters or your principal place of work outside the Minneapolis-Saint Paul metropolitan area; or
(D) materially breaches this Agreement. The occurrence of an event described in this Section 12 (d) will not constitute Good Reason unless, within 60 days thereof, you give the Company written notice stating that an event of Good Reason has occurred


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Mr.Richard Jahnke
August 3, 1998
Page 9


and describing that event, and the Company does not correct the same, if the same is correctable, within 30 days.

13.      GENERAL PROVISIONS.

         (a) This Agreement may not be amended or modified except by a written agreement signed by both of us.

         (b) In the event that any provision or portion of this agreement are determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will remain in full force and effect to the fullest extent permitted by law.

         (c) This Agreement shall bind and benefit the parties hereto and their respective successors and assigns, but none of your rights or obligations hereunder may be assigned by either party hereto without the written consent of the other, except by operation of law upon your death.

         (d) This Agreement has been made in and shall be governed and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflict of laws of any jurisdiction.

         (e) No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver; nor will any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy.

         (f) Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person, by overnight courier (with receipt confirmed), by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report), or upon receipt if sent by certified mail, return receipt requested, as follows (or to such other persons and/or addresses as may be specified by written notice to the other party):

                           If to Medical Graphics, Inc.:

                           Medical Graphics, Inc.
                           Attention: Chairman of the Board of Directors 350 Oak Grove Parkway
                           St. Paul, MN 55127

                           With a copy to:

                           Lindquist & Vennum, PLLP
                           4200 IDS Center
                           Minneapolis, MN 55402
                           Attn: Thomas G. Lovett


                           If to Richard Jahnke:


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Mr.Richard Jahnke
August 3, 1998
Page 10


                           Richard Jahnke
                           25 Neptune Street
                           Mahtomedi, MN 55115


         (g) This Agreement, and the option agreements ancillary hereto contains our entire understanding and agreement with respect to these matters and supersedes all previous agreements, discussions, or understandings, whether written or oral, between us on the same subjects.

         (h) In the event any provision of this Agreement is held unenforceable, that provision will be severed and shall not affect the validity or enforceability of the remaining provisions. In the event any provision is held to be overbroad, that provision shall be deemed amended to narrow its application to the extent necessary to render the provision enforceable according to applicable law.

         (i) All terms of this Agreement intended to be observed and performed after the termination of this Agreement will survive such termination and will continue in full force and effect thereafter, including without limitation, Sections 7, 8, 9, 10 and 11.

         (j) The headings contained in this Agreement are for convenience only and shall in no way restrict or otherwise affect the construction of the provisions hereof. Unless otherwise specified herein, references in this Agreement to Sections and Exhibits are to the sections of and exhibits to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

                      ------------------------------------


If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this letter.

                                            Very truly yours,

                                            MEDICAL GRAPHICS CORPORATION


                                            /s/ Mark W. Sheffert
                                            ------------------------------------
                                            Its Chairman


Accepted and agreed to:


/s/ Richard E. Jahnke
-------------------------
    Richard Jahnke